Contacts:	Michael Mullen (media)	Christopher Jakubik, CFA (investors)
	Michael.Mullen@kraftheinz.com	ir@kraftheinz.com

Kraft Heinz Announces Nominations of Lori Dickerson Fouché and Miguel Patricio as New Board Members

George Zoghbi Will Not Seek Re-election

PITTSBURGH & CHICAGO – March 12, 2021 - The Kraft Heinz Company (NASDAQ: KHC) (“Kraft Heinz”) announced today that the Board of Directors has nominated Lori Dickerson Fouché and Kraft Heinz CEO Miguel Patricio to be elected as directors at the upcoming Kraft Heinz 2021 Annual Meeting of Stockholders. The Company also announced that George Zoghbi will not seek re-election at the 2021 Annual Meeting. Ms. Fouché has been nominated to fill Mr. Zoghbi’s vacancy and Mr. Patricio has been nominated to fill Jorge Paulo Lemann’s vacancy.

“The Board is delighted to nominate Lori Dickerson Fouché, the former Senior Executive Vice President and Chief Executive Officer of Financial Solutions at Teachers Insurance and Annuity Association of America,” said Alex Behring, Chairman of the Board of Directors. “Her well-regarded leadership at this Fortune 100 firm – where she most recently served as Senior Executive Vice President and Advisor to TIAA’s CEO – and extensive financial services experience will be especially valuable to the Board. We are also thrilled to nominate Miguel Patricio to the Board of Directors, which has full confidence in him, the robust global turnaround he is driving, and the enterprise strategy he has put in place at Kraft Heinz. Finally, I would like to thank George Zoghbi for his many valuable contributions to the Board over the past three years.”

Fouché, 51, has financial experience that ranges from banking to insurance to annuities and wealth management. She has earned a reputation as a strategic leader who knows what it takes operationally to drive revenue growth, increase profitability, and strengthen customer focus. Before joining TIAA, she held various executive roles at Prudential Financial, Inc., was President and CEO of Fireman’s Fund Insurance Company, held various other senior roles with Fireman’s Fund and Chubb & Son, Inc. (now Chubb Ltd.), an insurance company, and was a principal at The Parthenon Group LLC (now EY-Parthenon), a strategy consulting firm. She also served on the board of trustees of her alma mater, Princeton University, from 2015 to 2019. She has been named one of Fortune Magazine’s “Most Powerful Women,” one of the “Top 100 Insurance Industry Game Changers” by the Council of Insurance Agents and Brokers (CIAB), and one of the “Top 300 Black Business Executives and Top 50 Black Women” by Black Enterprise Magazine.

Patricio, 54, has served as CEO at Kraft Heinz since June 2019. He previously served as Chief Marketing Officer at Anheuser-Busch InBev. Prior to this role, Patricio served in various executive capacities for AB InBev and its predecessor Companhia de Bebidas das Americas S.A., including as AB InBev’s Zone President Asia Pacific, Zone President North America, Vice President Marketing of North America, and Vice President Marketing.

ABOUT THE KRAFT HEINZ COMPANY

We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2020 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of six consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn and Twitter.

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